Exhibit 99

Tredegar Reports Improved First-Quarter Results

  Film Products’ operating profit increased 41% from the first quarter of 2009 as volume increased 11% year over year and 4% quarter over quarter.
  An operating loss was reported by Bonnell Aluminum as volume declined year over year.
  Tredegar repurchased 1.1 million shares in the first quarter of 2010.

RICHMOND, Va.--(BUSINESS WIRE)--May 4, 2010--Tredegar Corporation (NYSE:TG) reported first-quarter net income of $5.8 million (17 cents per share) compared with a net loss of $28.8 million (85 cents per share) in the first quarter of 2009. Results in the first quarter of 2009 included a non-cash, goodwill impairment charge of $30.6 million (90 cents per share) related to the aluminum extrusions business. Income from manufacturing operations in the first quarter was $5.8 million (17 cents per share) versus $4.6 million (14 cents per share) in the first quarter last year. First-quarter sales increased to $175.0 million from $153.1 million in 2009.

A summary of results for manufacturing operations for the three months ended March 31, 2010 and 2009 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended
	March 31
	2010	2009
Sales	$175.0	$153.1

Net income (loss) as reported under generally accepted accounting principles (GAAP)	$5.8	$(28.8)
After-tax effects of:
Loss from Other segment ongoing operations	.4	-
Loss associated with plant shutdowns, asset impairments and restructurings	-	1.1
(Gains) losses from sale of assets and other items	(.4)	1.7
Goodwill impairment relating to aluminum extrusions business	-	30.6
Income from manufacturing operations*	$5.8	$4.6

Diluted earnings (loss) per share as reported under GAAP	$.17	$(.85)
After-tax effects per diluted share of:
Loss from Other segment ongoing operations	.01	-
Loss associated with plant shutdowns, asset impairments and restructurings	-	.03
(Gains) losses from sale of assets and other items	(.01)	.06
Goodwill impairment relating to aluminum extrusions business	-	.90
Diluted earnings per share from manufacturing operations*	$.17	$.14

* See Notes to the Financial Tables included with this press release for further detail regarding the items included in the reconciliation between net income (loss) as reported under generally accepted accounting principles (GAAP) and income from manufacturing operations, a non-GAAP financial measure. In addition, Note (h) within the Notes to the Financial Tables provides reasons why management presents income from manufacturing operations.

Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “We are pleased with another solid quarter in Film Products driven by strong demand for our surface protection materials and volume improvements in personal care materials. The growth in surface protection is primarily driven by robust demand in the LCD market. We are encouraged that first quarter results included initial sales from new product introductions in surface protection and personal care materials.

“Our aluminum extrusions business experienced further volume declines in the nonresidential construction market. As most indications signal that a recovery in this sector will lag other markets, our employees remain focused on the challenges of managing cost in a difficult environment while maintaining momentum on initiatives that concentrate on making Bonnell Aluminum stronger when an economic recovery in the nonresidential construction sector does occur.”

Ms. Taylor concluded: “Our commitment to operational excellence through continuous improvement focused on safety, quality and productivity appears to be benefitting our businesses as we navigate continued economic uncertainties.”

OPERATIONS REVIEW

Film Products

A summary of the first quarter operating results for Film Products is provided below:

			Favorable/
	Quarter Ended March 31,		(Unfavorable)
(In Thousands, Except Percentages)	2010	2009	% Change

Sales volume (pounds)	54,864	49,305	11.3%

Net sales	$125,868	$104,783	20.1%

Operating profit from ongoing operations	$18,300	$13,014	40.6%

Net sales (sales less freight) in Film Products increased primarily due to higher volumes, most notably in surface protection and personal care materials, and a more favorable sales mix in the first quarter of 2010 compared to the first quarter of 2009. Robust demand in the LCD market was the primary catalyst for increased volumes in higher-value surface protection materials. On a quarter-over-quarter basis, sales volumes and net sales in Film Products increased 4.4% and 5.8%, respectively, primarily due to volume improvements in personal care materials.

Operating profit from ongoing operations, which continues to fluctuate quarter to quarter, increased in the first quarter of 2010 compared with the prior year due primarily to the favorable impact of increased sales volumes in personal care and higher-value surface protection materials and continued cost reductions. The lag in the pass-through of higher resin costs in the first quarter of 2010 had an unfavorable impact on results. The company estimates that the impact of the quarterly lag in the pass-through of average resin costs on operating profits from ongoing operations was a negative $2.3 million in the first quarter of 2010 compared with a positive $2.9 million in the first quarter of 2009.

Capital expenditures in Film Products were $1.9 million in the first quarter of 2010 compared with $4.1 million in the first quarter of last year. Film Products currently projects that capital expenditures will be approximately $18 million in 2010. Depreciation expense was $8.5 million in the first quarter of 2010 and $7.9 million in the first quarter of 2009, and is projected to be approximately $35 million in 2010.

Aluminum Extrusions

A summary of the first quarter operating results for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

			Favorable/
	Quarter Ended March 31,		(Unfavorable)
(In Thousands, Except Percentages)	2010	2009	% Change

Sales volume (pounds)	21,097	23,490	(10.2)%

Net sales	$ 44,799	$ 45,054	(0.6)%

Operating loss from ongoing operations	$ (2,993)	$ (1,797)	(66.6)%

Net sales in the first quarter of 2010 were relatively consistent in comparison to the prior year quarter as the impact of lower volume was offset by an increase in average selling prices driven by higher aluminum prices. The unfavorable change in the operating loss from ongoing operations reported in the current quarter compared with the first quarter of 2009 was primarily driven by the decrease in sales volumes noted above and margin compression due to a less favorable sales mix. Extremely challenging conditions in nonresidential construction led to a decline in volumes of approximately 16.2% in this market during the first quarter of 2010 compared with the prior year.

Capital expenditures for Aluminum Extrusions were $1.2 million in the first quarter of 2010 compared with $5.2 million in the first quarter of last year. Capital expenditures are projected to be approximately $4.6 million in 2010. Depreciation expense was $2.4 million in the first quarter of 2010 compared with $1.9 million in the first quarter of 2009, and is projected to be approximately $9.2 million in 2010.

Other

In the first quarter of 2010, Tredegar added an additional segment, Other, comprised of the start-up operations of Bright View Technologies Corporation (Bright View) and Falling Springs, LLC (Falling Springs). We acquired the assets of Bright View, a late-stage developmental company, on February 3, 2010. Bright View is a developer and producer of high-value microstructure based optical films for the LED (light emitting diode) and fluorescent lighting markets. Falling Springs develops, owns and operates multiple mitigation banks. Through the establishment of perpetual easements to restore, enhance and preserve wetlands, streams or other protected environmental resources, these mitigation banks create saleable credits that will offset for the purchaser of credits the negative environmental impacts from private and public development projects.

OTHER ITEMS

Pension expense was $44,000 in the first quarter of 2010, an unfavorable change of $801,000 (one cent per share after taxes) from net pension income of $757,000 in the first quarter of 2009. Most of the impact of pensions on earnings is reflected in “Corporate expenses, net” in the net sales and operating profit by segment table. Corporate expenses, net increased in 2010 versus 2009 primarily due to the unfavorable impact of pension expense noted above.

The effective tax rate used to compute income taxes from continuing manufacturing operations was 42.6% in the first quarter of 2010 compared with 39.7% in the first quarter of 2009. The increase in the current year tax rate can be primarily attributed to the recognition of a reserve for an uncollectible tax indemnification receivable.

Overall results for continuing operations for the quarter include special items. After-tax charges for plant shutdowns, asset impairments and restructurings and gains and losses from the sale of assets and other items were an after-tax gain of one cent per share and an after-tax net loss of nine cents per share in the first quarters of 2010 and 2009, respectively. In addition, a non-cash goodwill impairment charge of $30.6 million (after-tax), or 90 cents per share, was recorded for Aluminum Extrusions in the first quarter of 2009. Further details regarding these items are provided in the financial tables included with this press release.

CAPITAL STRUCTURE AND ADJUSTED EBITDA

Net cash (cash and cash equivalents in excess of debt) was $59.3 million at March 31, 2010, compared with net cash of $89.5 million at December 31, 2009. In the first quarter of 2010, cash was used to repurchase 1.1 million shares of our common stock for $18.8 million and to purchase the assets of Bright View. Adjusted EBITDA, a key valuation and borrowing capacity measure, was $88.4 million in the twelve months ended March 31, 2010. See notes to financial statements and tables for reconciliations to comparable GAAP measures.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction, distribution and transportation industries, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2009 Annual Report on Form 10-K filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within Presentations in the Investor Relations section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the Investor Relations section of our website.

Based in Richmond, Va., Tredegar Corporation is primarily a global manufacturer of plastic films and aluminum extrusions.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31
	2010	2009

Sales	$174,981	$153,066
Other income (expense), net (a) (d) (e)	56	869
	175,037	153,935

Cost of goods sold (a)	141,372	125,258
Freight	3,945	3,229
Selling, R&D and general expenses	19,543	17,284
Amortization of intangibles	88	30
Interest expense	195	204
Asset impairments and costs associated with exit and disposal activities (a)	56	1,631
Goodwill impairment charge (b)	-	30,559
	165,199	178,195

Income (loss) before income taxes	9,838	(24,260)
Income taxes (e)	4,056	4,557

Net income (loss) (a) (c)	$5,782	$(28,817)

Earnings (loss) per share:
Basic	$.17	$(.85)
Diluted	.17	(.85)

Shares used to compute earnings (loss) per share:
Basic	33,344	33,866
Diluted	33,515	33,866

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31
	2010	2009
Net Sales
Film Products	$125,868	$104,783
Aluminum Extrusions	44,799	45,054
Other	369	-
Total net sales	171,036	149,837
Add back freight	3,945	3,229
Sales as shown in the Consolidated Statements of Income	$174,981	$153,066

Operating Profit (Loss)
Film Products:
Ongoing operations	$18,300	$13,014
Plant shutdowns, asset impairments, restructurings and other (a)	(117)	(809)

Aluminum Extrusions:
Ongoing operations	(2,993)	(1,797)
Goodwill impairment charge (b)	-	(30,559)
Plant shutdowns, asset impairments, restructurings and other (a)	443	(978)

AFBS:
Gain on sale of investments in Theken Spine and Therics, LLC (d)	-	150

Other:
Ongoing operations	(636)	-
Total	14,997	(20,979)
Interest income	168	259
Interest expense	195	204
Gain on the sale of corporate assets (e)	-	404
Stock option-based compensation costs	518	262
Corporate expenses, net (a)	4,614	3,478
Income (loss) before income taxes	9,838	(24,260)
Income taxes (e)	4,056	4,557
Net income (loss) (a) (c)	$5,782	$(28,817)

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009
Assets

Cash & cash equivalents	$60,361	$90,663
Accounts & notes receivable, net	87,747	74,014
Income taxes recoverable	3,931	4,016
Inventories	35,066	35,522
Deferred income taxes	4,848	5,750
Prepaid expenses & other	5,466	5,335
Total current assets	197,419	215,300

Property, plant & equipment, net	222,923	230,876
Other assets	47,498	45,561
Goodwill & other intangibles	106,572	104,542
Total assets	$574,412	$596,279

Liabilities and Shareholders' Equity

Accounts payable	$53,795	$53,770
Accrued expenses	32,497	34,930
Current portion of long-term debt	489	451
Total current liabilities	86,781	89,151

Long-term debt	571	712
Deferred income taxes	56,367	59,052
Other noncurrent liabilities	17,794	18,292
Shareholders' equity	412,899	429,072
Total liabilities and shareholders' equity	$574,412	$596,279

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31
	2010	2009
Cash flows from operating activities:
Net income (loss)	$5,782	$(28,817)
Adjustments for noncash items:
Depreciation	10,979	9,830
Amortization of intangibles	89	30
Goodwill impairment charge	-	30,559
Deferred income taxes	(368)	2,866
Accrued pension income and postretirement benefits	174	(633)
Loss (gain) on sale of assets	61	(829)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(14,736)	9,573
Inventories	33	9,105
Income taxes recoverable	85	1,607
Prepaid expenses and other	(736)	2,046
Accounts payable and accrued expenses	(1,500)	(3,640)
Other, net	(868)	1,651
Net cash provided by (used in) operating activities	(1,005)	33,348
Cash flows from investing activities:
Capital expenditures (including settlement of related accounts payable of $1,709 in 2009)	(3,058)	(11,014)
Acquisition	(5,500)	-
Proceeds from the sale of assets and property disposals	-	918
Investments in real estate	-	(509)
Net cash used in investing activities	(8,558)	(10,605)
Cash flows from financing activities:
Repurchases of Tredegar common stock	(18,779)	-
Dividends paid	(1,319)	(1,358)
Debt principal payments	(103)	(13,135)
Proceeds from exercise of stock options	183	112
Net cash used in financing activities	(20,018)	(14,381)
Effect of exchange rate changes on cash	(721)	(1,056)
Increase (decrease) in cash and cash equivalents	(30,302)	7,306
Cash and cash equivalents at beginning of period	90,663	45,975
Cash and cash equivalents at end of period	$60,361	$53,281

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended March 31, 2010
	Film	Aluminum
	Products	Extrusions	Other	Total
Operating profit (loss) from ongoing operations	$69.7	$(7.7)	$(.6)	$61.4
Add back depreciation and amortization	32.9	8.1	.1	41.1
Corporate overhead	-	-	-	(14.1)
Adjusted EBITDA (f)	$102.6	$.4	$(.5)	$88.4

Selected balance sheet and other data as of March 31, 2010:
Net debt (cash) (g)	$(59.3)
Shares outstanding	32.8

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments, restructurings and other in the first quarter of 2010 include:
-

Pretax gains of $443,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);

-

Pretax loss of $61,000 on the disposal of equipment (included in "Other income (expense), net" in the condensed consolidated statements of income) from a previously shutdown films manufacturing facility in LaGrange, Georgia; and

	-	Pretax charges of $56,000 for severance and other employee-related costs in connection with restructurings in Film Products.

Plant shutdowns, asset impairments, restructurings and other in the first quarter of 2009 include:
-

Pretax charges of $1.6 million for severance and other employee-related costs in connection with restructurings in Film Products ($1.1 million), Aluminum Extrusions ($369,000) and corporate headquarters ($178,000, included in "Corporate expenses, net" in the net sales and operating profit by segment table);

-

Pretax losses of $609,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income); and

-

Pretax gain of $275,000 on the sale of equipment (included in "Other income (expense), net" in the condensed consolidated statements of income) from a previously shutdown films manufacturing facility in LaGrange, Georgia.

(b)

Goodwill impairment charge of $30.6 million ($30.6 million after taxes) was recognized in Aluminum Extrusions in the first quarter of 2009 upon completion of an impairment analysis performed as of March 31, 2009. This non-cash charge, as computed under U.S. generally accepted accounting principles, resulted from the estimated adverse impact on the business unit's fair value of possible future losses and the uncertainty of the amount and timing of an economic recovery.

(c)

Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was income of $3.1 million in the first quarter of 2010 and a loss of $31.8 million for the first quarter of 2009. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service cost and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service cost and net gains or losses recorded net of deferred taxes directly in shareholders' equity.

(d)

Gain on the sale of investments in Theken Spine and Therics, LLC in the first quarter of 2009 includes a post-closing contractual adjustment of $150,000 (included in "Other income (expense), net" in the condensed consolidated statements of income). Closing on sale of these investments occurred in 2008. AFBS (formerly Therics, Inc.) received these investments in 2005, when substantially all of the assets of AFBS, Inc., a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.

(e)

Gain on sale of corporate assets in the first quarter of 2009 includes a realized gain on the sale of corporate real estate ($404,000). This gain is included in "Other income (expense), net" in the condensed consolidated statement of income.

Income taxes for the first quarter of 2010 include the partial reversal of a valuation allowance of $168,000 related to expected limitations on the utilization of assumed capital losses on certain investments that was recognized in prior years. Income taxes for the first quarter of 2009 include the recognition of a valuation allowance of $1.9 million related to expected limitations on the utilization of assumed capital losses on certain investments.

(f)

Adjusted EBITDA for the twelve months ended March 31, 2010, represents net income (loss) before interest, taxes, depreciation, amortization, unusual items, goodwill impairments, losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets; investment write-downs or write-ups, charges related to stock option awards accounted for under the fair value-based method, and other items. Adjusted EBITDA is a non-GAAP measure that is not intended to represent net income or cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(g)	Net debt (cash) is calculated as follows (in millions):

	March 31,	December 31,
	2010	2009
Debt	$1.1	$1.2
Less: Cash and cash equivalents	(60.4)	(90.7)
Net debt (cash)	$(59.3)	$(89.5)

Net debt or cash is not intended to represent debt or cash as defined by GAAP. Net debt or cash is utilized by management in evaluating the company's financial leverage and equity valuation, and the company believes that investors also may find net debt or cash to be helpful for the same purposes.

(h)

Tredegar's presentation of income and earnings per share from manufacturing operations exclude the after-tax effects of unusual items, goodwill impairments, ongoing operations for the Other segment, losses associated with plant shutdowns, asset impairments and restructurings, and gains or from sale of assets and other items have been presented separately and removed from net income (loss) and earnings (loss) per share as reported under GAAP. Income and earnings per share from manufacturing operations are key financial and analytical measures used by management to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations.

CONTACT:
Tredegar Corporation
Kevin A. O’Leary
804-330-1102
Fax: 804-330-1777
kaoleary@tredegar.com